EXHIBIT 99.2




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                          NATURAL RESOURCE GROUP, INC.





                          ESTIMATED REMAINING RESERVES
                             AND FUTURE NET REVENUE

                          COLORADO OIL & GAS PROPERTIES





                             AS OF NOVEMBER 1, 2012



McCartney Engineering, LLC
Consulting Petroleum Engineers

     4251 Kipling Street, Suite 575 Wheat Ridge, CO 80033 (303)830-7208 Fax
                                  (303)830-7004

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McCartney Engineering, LLC
Consulting Petroleum Engineers

4251 Kipling Street, Suite 575 Wheat Ridge, Colorado 80033  (303)830-7208   Fax
(303)830-7004 Email: jack@mccartneyengineering.com  ron@mccartneyengineering.com


September 24, 2013


Dear Mr. Laird:

Pursuant to your request, we have estimated the remaining reserves and future net revenue for certain oil & gas properties owned by Natural Resource Group, Inc. in the state of Colorado. The estimated remaining reserves and future net revenue are based NYMEX futures oil and gas pricing. Only the proved developed producing category has been included in this analysis. The effective date is November 1, 2012. Results are summarized below:

                          Net Remaining Reserves   Estimated Future Net Revenue
                          ----------------------   ----------------------------
                          As of November 1, 2012                  Discounted at
Reserve Category        Oil (BBL)    Gas (MCF)     Undiscounted     10 Percent
----------------        --------     ---------     ------------   -------------

Proved Producing         5,334        28,667        $308,425      $182,854

A grand total summary cash flow is attached for each the proved developed producing reserves. Also included is an individual well tabulation of the gross and net reserves, and discounted present worth value of the individual leases for the proved developed reserves. Production graphs and individual cash flows for each producing property also included.

Source of Data

Lease names, locations, and historic pricing data were supplied by your office as well as working and net revenue interests, tax rates, and operating expense data. This data was accepted by McCartney Engineering, LLC as presented. McCartney reserves the right to revise the associated reserve and economic projections if future information indicates discrepancies in the data provided.

A grand total summary cash flow is attached for each proved developed producing reserves. Also included is an individual well tabulation of the gross and net reserves, and discounted present worth value of the individual leases for the proved developed reserves. Production graphs and individual cash flows for each producing property also included.

Source of Data

Lease names, locations, and historic pricing data were supplied by your office, as well as working and net revenue interests, tax rates, and operating expense data. This data was accepted by McCartney Engineering, LLC as presented. McCartney reserves the right to revise the associated reserve and economic projections if future information indicates discrepancies in the data provided.

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Reserve Categories

The reserves included in this report are classified in the proved developed producing category. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions. These reserves are segregated into two categories, proved developed producing and proved undeveloped.

Proved developed producing reserves are those which are expected to be produced from existing completion intervals now open for production in existing wells.

Method of Assigning Reserves

Reserves were determined through the application of industry accepted evaluation methods. Since sufficient production history was available, remaining reserves were estimated from an extrapolation of past performance.

Oil & Gas Prices

Oil & gas prices used in this analysis were based on the previous 12-month average actual prices. These prices were held constant for the life of the properties.

Expenses and Production Taxes

Operating expenses for the individual properties were based on information supplied by your office. Production tax rates were calculated from the supplied revenue data.

Summary

The accuracy of any reserve estimate, especially when based on limited production history, is a function of available data and of engineering and geological interpretation and judgment. While the reserve estimates used herein are believed reasonable, they should be accepted with the understanding that subsequent reservoir performance, changes in pricing structure, or market demand may justify their revision. Reserve estimates based on limited performance history and reserves assigned to undrilled acreage are inherently less reliable than those based on lengthy production history.

McCartney Engineering, LLC makes no representation or warranty as to the ownership or title of the properties described herein, nor represents or warrants the economic viability of any oil and gas development conducted

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thereon.  In our opinion,  the above  reserve and revenue  estimates  fairly and approximately present the proved reserves of the subject properties with respect to the definitions, assumptions, and methodology described herein.

We appreciate the opportunity to provide you with this analysis. All related data is in our office and is available for your review.

Yours very truly,

McCartney Engineering, LLC

/s/ Jack A. McCartney
--------------------------
Jack A. McCartney, Manager